AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of the 1st day of May, 2021, by and between PRIMECAP Odyssey Funds, a Delaware statutory trust (the “Trust”), and PRIMECAP Management Company, a California corporation (the “Manager”).
WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and
WHEREAS, the Trust and the Manager entered into an Investment Advisory Agreement dated October 1, 2004 (the “Initial Agreement”); and
WHEREAS, the Trust and the Manager wish to amend the Initial Agreement in order to reduce the advisory fee payable to the Manager thereunder;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto that the Initial Agreement is amended and restated in full as follows:
1.The Trust hereby appoints the Manager to serve as investment adviser to each of the separate series of the Trust (each, a “Fund”) for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
2.The Trust shall at all times keep the Manager fully informed with regard to the securities and other property owned by it, its funds available (or to become available) for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.
3.(a) Subject to the supervision of the Trust’s Board of Trustees (the “Trustees”), the Manager shall regularly provide the Trust with investment research, advice, management and supervision and shall furnish a continuous investment program for each Fund consistent with such Fund’s investment objectives, policies and restrictions. The Manager shall determine from time to time what securities or other property will be purchased, retained or sold by each Fund, and shall implement those decisions, all subject to the provisions of the Trust’s Agreement and Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objectives, policies and restrictions of such Fund, as each of the foregoing may be amended from time to time.
(b)The Manager shall place orders pursuant to its investment determinations for the Trust either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a “broker”). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Funds, the Manager shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Trust’s the most favorable price and execution available, the Manager, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Trust and to other clients of the Manager as to which the Manager exercises investment discretion. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Trust, and shall perform such other functions of management and supervision, as may be directed by the Trustees.
4.(a) The Manager, at its expense, shall supply the Board of Trustees and officers of the Trust with statistical information and reports reasonably requested by them and reasonably available to the Manager. The Manager shall oversee the maintenance of all books and records with respect to the Trust’s portfolio transactions in accordance with all applicable federal and state laws and regulations and shall perform such other administrative, bookkeeping or clerical duties as may be agreed upon by the parties. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust’s request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. The Manager may enter into a contract with one or more other parties in which the Manager delegates to such party or parties any or all of the duties specified in this Paragraph 5(a).
(b)Other than as herein specifically indicated, the Manager shall not be responsible for the expenses of the Trust. Specifically (but without limitation), the Manager shall not be responsible for any of the following expenses of the Trust, which expenses shall be borne by the Trust: advisory fees; distribution fees; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities or other property purchased or sold by the Trust and any losses in connection therewith; fees of custodians, transfer agents, registrars, administrators or other agents; legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Trust’s shares; expenses of registering and qualifying shares of the Trust for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Trust shareholders; costs of stationery; costs of shareholders’ and other meetings of the Trust; Trustees’ fees; audit fees; travel expenses of officers, Trustees and employees of the Trust, if any; and the Trust’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and its officers and Trustees.
5.No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such Trustee, officer or employee while he or she is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager. This Paragraph 5 shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Manager’s or any affiliated company’s staff.

6.As compensation for the services performed and expenses assumed by the Manager with respect to each Fund, including the services of any consultants, investment advisers or other parties retained by the Manager, the Fund shall pay the Manager an annual fee, payable on a monthly basis, at the annual rate of 0.60% on the first $100 million of the Fund’s average daily assets, 0.55% on the next $9.9 billion of the Fund’s average daily net assets, and 0.50% on the Fund’s average daily assets in excess of $10 billion. The payment of the foregoing fee shall be made within thirty (30) days of the end of each month. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the number of days in such month. For purposes of this Agreement and except as otherwise provided herein, the average daily assets of the Funds shall be calculated pursuant to procedures adopted by the Trustees of the Trust for calculating the value of the Funds’ assets or delegating such calculations to third parties. In the event that the expenses of a Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Fund’s expenses to the extent required by such expense limitation.
7.In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or any Fund or to any shareholder of the Trust or any Fund, for any act or omission in the course of, or connected with, rendering services hereunder other than a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.
8.Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other trust, firm, individual or association.
9.As used in this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted, issued or adopted by the Securities and Exchange Commission or its staff by any rule, regulation, or order; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
10.This Agreement shall become effective upon its execution, and shall remain in full force and effect with respect to each Fund continuously thereafter (unless terminated automatically as set forth in Paragraph 11 below) until terminated as follows:
(a)Either party hereto may at any time terminate this Agreement with respect to any Fund by not more than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or
(b)If (i) the Trustees or the shareholders of a Fund by the vote of a majority of the outstanding voting securities of a Fund, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to a Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.
    Action by the Trust under paragraph (a) of this Paragraph 10 with respect to a Fund may be taken either (i) by vote of a majority of the Trustees, or (ii) by the vote of a majority of the outstanding voting securities of the Fund.
11.Except as otherwise provided herein, this Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Trust without the consent of the Manager. Any termination of this Agreement pursuant to Paragraph 10 shall be without the payment of any penalty. This Agreement shall not be amended with respect to a Fund unless such amendment is approved by the vote of a majority of the outstanding voting securities of such Fund (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager.
12.(a) In the event this Agreement is terminated by either party or upon written notice from the Manager at any time with respect to all the Funds, the Trust hereby agrees that it will eliminate from its trust name and the names of all Funds any reference to the names “PRIMECAP” or “PRIMECAP Odyssey.”
(b)In the event this Agreement is terminated by either party or upon written notice from the Manager at any time with respect to a particular Fund, the Trust hereby agrees that it will eliminate from the Fund’s name any reference to the names “PRIMECAP” or “PRIMECAP Odyssey.”
13.This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.
14.This Agreement shall be governed by the internal laws, and the law of conflicts of laws, of the State of Delaware; provided that nothing herein will be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or any rule or regulation of the Securities and Exchange Commission thereunder.
15.Notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and not individually. The obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust and all persons dealing with any Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust..

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.
PRIMECAP Odyssey Funds, a Delaware statutory trust,
on behalf of each of its series of shares

/s/ Joel P Fried 09.23.21
Joel P. Fried
Co-Chief Executive Officer
PRIMECAP Management Company, a California corporation

/s/ Theo A. Kolokotrones 09.23.2021
Theo A. Kolokotrones
Chairman